Exhibit 99.1

Sourcefire Announces First Quarter 2011 Results

COLUMBIA, Md.--(BUSINESS WIRE)--May 4, 2011--Sourcefire, Inc. (Nasdaq:FIRE):

First Quarter 2011:

  Revenue: $30.8 million, an increase of 19% year-over-year
  GAAP Net Income: $0.5 million, or $0.02 per diluted share
  Adjusted Net Income: $1.2 million, or $0.04 per diluted share

Sourcefire, Inc. (Nasdaq:FIRE), the creator of Snort® and a leader in intelligent cybersecurity solutions, today announced financial results for its fiscal first quarter ended March 31, 2011.

"I’m very pleased by the solid start to the year, with total revenue increasing 19 percent despite the softness in our Federal business which continues to be impacted by ongoing budgetary constraints,” said John Burris, CEO of Sourcefire. "Channel partners drove a higher proportion of our sales, which underscores the investments we have been making as well as the channels’ confidence in our industry-leading technologies and our upcoming next generation products.”

Financial Summary

  Total Revenues - Revenues for the first quarter of 2011 were $30.8 million compared to $25.8 million in the first quarter of 2010, an increase of 19%.
  GAAP Net Income - Net income was $0.5 million for the first quarter of 2011, or $0.02 per diluted share, on the basis of generally accepted accounting principles (GAAP), compared with GAAP net income of $0.8 million, or $0.03 per diluted share, in the first quarter of 2010. GAAP net income for the first quarter of 2011 includes a one-time $2.0 million research and experimentation tax credit.
  Adjusted Net Income - Adjusted net income for the first quarter of 2011, which excludes stock-based compensation expense, amortization of acquired intangible assets and acquisition-related expenses, and includes an assumed tax rate of 35%, was $1.2 million, or $0.04 per diluted share. This compares to adjusted net income in the first quarter of 2010, which excludes stock-based compensation expense and includes an assumed tax rate of 35%, of $2.0 million, or $0.07 per diluted share.
  Cash and Cash Flow – Cash, cash equivalents and investments were $152.8 million as of March 31, 2011. For the first quarter of 2011 net cash provided by operating activities was $7.3 million. Free cash flow, which Sourcefire defines as net cash provided by operating activities less capital expenditures, was $6.0 million for the first quarter of 2011.

First Quarter Company Highlights

Global Expansion & Channel Development

  Increased channel-influenced sales worldwide to 50%, up from 33% in 1Q10.
  Increased U.S. commercial revenues to $16.2 million, up 33% over 1Q10.
  Increased international revenues to $8.4 million, up 11% over 1Q10.
  Increased U.S. federal sector revenues to $6.1 million, up 1% over 1Q10.

Innovation & Recognition

  Named to Forbes' List of 25 Fastest-Growing Tech Companies, surpassing all other security vendors.
  Sourcefire Intrusion Prevention System (IPS) outperformed all competitors in tuned detection for second consecutive year according to NSS Labs. Protected against 98 percent of all attacks and established a new industry record in NSS Labs’ independent tests.
  ImmunetTM, the company's advanced cloud-based anti-malware solution, surpassed 1.3 million users. Immunet hit this milestone due to its revolutionary community-based detection model that simplifies the sharing of protection with one's most trusted contacts. Immunet's cloud-based approach enables users to better protect against zero-day attacks with real-time protection driven by intelligence from its user community.
  Enabled application control within virtual environments. Announced integration between SourcefireR and VMware vShieldTM App and vShield Edge. The integrations enable the Sourcefire Intrusion Prevention System (IPS) to configure VMware vShield App or vShield Edge to dynamically restrict any policy-violating activity within a customer's virtual environment. The Sourcefire IPSTM integrated with VMware vShield products provides users with application detection, application control and real-time adaptive security.

Second Quarter 2011 Outlook

Based on information as of May 4, 2011, Sourcefire expects revenue for the second quarter of 2011 in the range of $33.5 million to $35.5 million, net loss per share in the range of ($0.05) to ($0.02) and, on an adjusted basis, net income per diluted share in the range of $0.03 to $0.06. Sourcefire's expectation of adjusted net income per share excludes stock-based compensation expense of $3.3 million to $3.5 million and amortization of acquired intangible assets and acquisition-related expenses of approximately $1.0 million and includes an assumed 35% tax rate.

Non-GAAP Measures

Adjusted Net Income, Adjusted Net Income per Share, Adjusted Income from Operations and Adjusted Income from Operations as a Percentage of Revenue: In evaluating the operating performance of our business, Sourcefire excludes certain charges and credits that are required by GAAP. Sourcefire believes these non-GAAP results provide useful information to both management and investors by excluding (i) stock-based compensation, which does not involve the expenditure of cash, (ii) amortization of acquisition-related intangible assets, which does not involve the expenditure of cash, and (iii) other acquisition–related expenses, which are unrelated to the ongoing operation of our business in the ordinary course. For all of 2011 Sourcefire expects that non-GAAP results will continue to be adjusted to reflect the effect of an assumed tax rate of 35%. Sourcefire believes this adjustment provides useful information to both management and investors.

Free Cash Flow: Sourcefire defines free cash flow as net cash provided by operating activities minus capital expenditures. The Company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the purchase of property and equipment, can be used for strategic opportunities, including investing in the business, making strategic acquisitions and strengthening the balance sheet.

These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call and Webcast

On Wednesday, May 4, 2011 at 5:00 p.m. Eastern Time, Sourcefire will host a conference call to review these results. A listen-only web cast of the session will be available at http://investor.sourcefire.com.

Those wishing to participate in the live session should use the following numbers to dial in:

Calling from the United States or Canada: 800-591-6945

Calling from other countries: 617-614-4911

Pass code: 71512655

An online replay will be available at http://investor.sourcefire.com following the completion of the live call and will remain available for at least 90 days.

About Sourcefire

Sourcefire, Inc. (Nasdaq:FIRE), is a world leader in intelligent cybersecurity solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks. Sourcefire's IPS, Real-time Network Awareness and Real-time Adaptive Security solutions equip customers with an efficient and effective layered security defense - protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike - with more than 50 awards and accolades. Today, the name Sourcefire has grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.

Sourcefire, the Sourcefire logo, Snort, the Snort and Pig logo, ClamAV, Immunet and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include expectations regarding financial results for the second quarter of 2011, the Company's future profitability and the Company’s plans for the introduction of new products.

Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the fact that the outlook for the second quarter of 2011 could change, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the U.S. Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.

Sourcefire, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
Revenue:	(unaudited)	(unaudited)
Products	$15,798	$14,338
Technical support and professional services	14,984	11,493
Total revenue	30,782	25,831
Cost of revenue:
Products	4,735	3,796
Technical support and professional services	1,862	1,405
Total cost of revenue	6,597	5,201

Gross profit	24,185	20,630

Operating expenses:
Research and development	6,962	3,795
Sales and marketing	14,078	10,619
General and administrative	4,673	4,319
Depreciation and amortization	965	814
Total operating expenses	26,678	19,547

Income (loss) from operations	(2,493)	1,083
Other income (loss), net	(6)	-
Income (loss) before income taxes	(2,499)	1,083
Provision for (benefit from) income taxes	(2,959)	273
Net income	$460	$810

Net income per share - basic	$0.02	$0.03
Net income per share - diluted	$0.02	$0.03

Weighted average shares outstanding used in computing per share amounts:
Basic	28,235,751	27,220,667
Diluted	29,179,309	29,060,559

Stock-based compensation expense for the three months ended March 31, 2011 and 2010 is included in the Consolidated
Statements of Operations as follows (in thousands):
	Three Months Ended December 31,
	2011	2010
	(unaudited)	(unaudited)
Cost of revenue (product)	$59	$31
Cost of revenue (services)	110	71
Stock-based comp expense included in cost of revenue	169	102

Research and development	697	318
Sales and marketing	1,324	666
General and administrative	993	840
Stock-based comp expense included in operating expenses	3,014	1,824
Total stock-based compensation expense	$3,183	$1,926

Sourcefire, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010
Assets	(unaudited)	(unaudited)
Cash and cash equivalents	$54,271	$54,410
Investments	98,525	99,309
Accounts receivable, net	27,392	37,250
Inventory	4,346	5,235
Deferred tax assets	10,069	7,717
Prepaid expenses and other current assets	4,022	3,793
Property and equipment, net	9,485	9,235
Goodwill	15,135	15,135
Intangible Assets, net	6,578	6,830
Other long-term assets	3,596	2,160
Total assets	$233,419	$241,074

Liabilities
Accounts payable and accrued expenses	$12,255	$14,925
Deferred revenue	44,071	46,422
Other liabilities	6,694	13,643
Total liabilities	63,020	74,990

Stockholders' Equity
Common stock	28	27
Additional paid-in capital	191,657	187,789
Accumulated deficit	(21,279)	(21,739)
Accumulated other comprehensive income (loss)	(7)	7
Total stockholders' equity	170,399	166,084

Total liabilities and stockholders' equity	$233,419	$241,074

Sourcefire, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)
Net income	$460	$810
Adjustments to reconcile net income to net cash provided by operating activities	6,798	10,177
Net cash provided by operating activities	7,258	10,987

Net cash used in investing activities	(8,078)	(7,484)

Net cash provided by financing activities	681	1,448
Net increase (decrease) in cash and cash equivalents	(139)	4,951
Cash and cash equivalents at beginning of period	54,410	53,071
Cash and cash equivalents at end of period	$54,271	$58,022

Sourcefire, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)
Reconciliation of adjusted income from operations:
GAAP income (loss) from operations	$(2,493)	$1,083
Stock-based compensation expense	3,183	1,926
Amortization of acquisition-related intangible assets	252	-
Other acquisition-related expenses*	789	-
Adjusted income from operations	$1,731	$3,009
Adjusted income from operations as % of total revenue	5.6%	11.6%

Reconciliation of adjusted net income:
GAAP net income	$460	$810
Stock-based compensation expense	3,183	1,926
Amortization of acquisition-related intangible assets	252	-
Other acquisition-related expenses**	903	-
Tax credit for research and experimentation	(2,001)	-
Income tax adjustment***	(1,602)	(780)
Adjusted net income	$1,195	$1,956

Adjusted net income per share - basic	$0.04	$0.07
Adjusted net income per share - diluted	$0.04	$0.07

Weighted average number of shares - basic	28,235,751	27,220,667
Weighted average number of shares - diluted	29,179,309	29,060,559

* Consists of $667,000 for the accrual of retention obligations related to our hiring of former Immunet employees and $122,000 for other acquisition-related costs
** Consists of $667,000 for the accrual of retention obligations related to our hiring of former Immunet employees, $114,000 related to the increase in the fair value of the acquisition-related contingent consideration and $122,000 for other acquisition-related costs.
*** Income tax adjustment is used to adjust the GAAP provision for income taxes to a non-GAAP provision for income taxes utilizing an assumed tax rate of 35%.

Reconciliation of net cash provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)

Net cash provided by operating activities	$7,258	$10,987
Purchase of property and equipment	(1,273)	(1,185)
Free Cash Flow	$5,985	$9,802

Sourcefire, Inc.
Supplemental Operating Data

	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)

Number of sales in excess of $500,000	12	5
Number of sales in excess of $100,000	53	36
Number of new 3D customers	64	76
Number of full-time employees at end of period	407	324
Percent of Channel-influenced Sales	50%	33%
Total Channel Partners	305	177

Revenue Composition by Geography:
United States	73%	71%
International	27%	29%
Total	100%	100%

Revenue Composition by Business Distribution:
Existing customer product revenue	41%	38%
New customer product revenue	11%	18%
Recurring support services revenue	45%	41%
Professional services revenue	3%	3%
Total	100%	100%

CONTACT:
Media Contact:
Welz & Weisel Communications
Tony Welz, 703-877-8101
Principal
tony@w2comm.com
or
Investor Contact:
ICR
Staci Mortenson, 203-682-8273
Senior Vice President
Staci.Mortenson@icrinc.com